Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  September 28, 2006

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Adds to Natural Gas & Oil Commodity Options

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that the Company has added to previously announced natural gas and oil commodities options positions to protect against possible price instability in future periods. The Company purchased natural gas and oil put options (floors).

By placing these options and considering options previously put in place, the Company has established floors on two thirds of natural gas production from the Appalachian, Michigan, and Neco Fields for next summer, while maintaining upside potential on over two thirds of its gas.  These options also bring the total established floors for this winter and next summer to approximately 90% of current Piceance Basin natural gas production, while maintaining upside potential on over 90% of this winter's gas and all of next summer's gas.

The Company set floors at $4.00 per million British thermal unit (Mmbtu) at a cost of $.265 per Mmbtu for the period from November 2006 through March 2007 for approximately 50% of current production from it's Piceance Basin.  For the same Basin, the Company also set floors at $4.50 per Mmbtu at a cost of $0.50 per Mmbtu for the period from April 2007 through October 2007 for approximately 70% of current production.  These floors are tied to the Colorado Interstate Gas Index (CIG).

The Company set floors at $6.25 per Mmbtu at a cost of $.67 per Mmbtu for the period from  April 2007 through October 2007 for approximately 21% of current production from its Appalachian and Michigan Basins.  These floors are tied to the monthly natural gas Nymex settlement.

The Company also set floors for Oil at $50.00 per barrel at a cost of $.99 per barrel for the period from November 2006 through October 2007 for approximately one third of current production from its Wattenberg and North Dakota Fields.  These floors are tied to the average of the Nymex oil closing daily settlement price.

The Company intends to expense the cost of the options as they expire.

The accompanying tables summarize all of the Company's current hedging positions.

		Floors		Ceilings
		Monthly		Monthly
		Quantity	Contract	Quantity	Contract
		Mmbtu	Price	Mmbtu	Price
Month Set	Month
Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
Mar-05	Jul 2006 - Oct 2006	42,000	$4.50	21,000	$7.25
Jul-05	Jul 2006 - Oct 2006	27,500	$5.50	13,750	$7.63
Jul-05	Nov 2006 - Mar 2007	27,500	$6.00	13,750	$8.40
Feb-06	Nov 2006 - Mar 2007	60,000	$6.50	-	-
Sep-06	Nov 2006 - Mar 2007	137,500	$4.00
Feb-06	Apr 2007 - Oct 2007	44,000	$5.50
Sep-06	Apr 2007- Oct 2007	194,500	$4.50

NYMEX Based Hedges - (Appalachian and Michigan Basins)
Mar-05	Jul 2006 - Oct 2006	78,000	$5.50	39,000	$7.40
Jul-05	Jul 2006 - Oct 2006	61,000	$6.25	30,000	$8.98
Jul-05	Nov 2006 - Mar 2007	68,000	$7.00	34,000	$9.27
Feb-06	Nov 2006 - Mar 2007	34,000	$8.00	-	-
Feb-06	Nov 2006 - Mar 2007	34,000	$8.50	34,000	$13.73
Feb-06	Apr 2007 - Oct 2007	34,000	$7.00	-	-
Feb-06	Apr 2007 - Oct 2007	34,000	$7.50	34,000	$10.83
Sep-06	Apr 2007 - Oct 2007	44,400	$6.25	-	-
Panhandle Based Hedges (NECO)
Mar-05	Jul 2006 - Oct 2006	150,000	$5.00	75,000	$8.62
Jul-05	Nov 2006 - Mar 2007	150,000	$6.50	75,000	$8.56
Feb-06	Apr 2007 - Oct 2007	60,000	$6.00	-	-
Feb-06	Apr 2007 - Oct 2007	60,000	$6.50	60,000	$9.80

Oil - NYMEX Based (Wattenberg/ND) Bbls Bbls
Sep-06	Nov 2006 - Oct 2007	12,350	$50.00	-	-

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas and oil. The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597